Exhibit 99.1

Limoneira Company Announces Fiscal Fourth Quarter and Full Year 2020 Financial Results
- Records Record Domestic Fresh Lemon Volume in Fiscal Year 2020 with 4.6 Million Cartons Sold -

- Company has Closed Sales of 144 Harvest at Limoneira Lots During Fiscal Year 2020 -

-Provides Annual Cash Flow Distributions Expectations from Harvest at Limoneira over Next 6 Years -

SANTA PAULA, Calif.-- (BUSINESS WIRE) – Jan. 11, 2021 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq:LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the fourth quarter and full fiscal year ended October 31, 2020.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “We achieved record lemon volume in fiscal 2020 and our real estate development project, Harvest at Limoneira, exceeded our expectations. Domestic lemon volume was up due to our expanded focus on grocery retail as consumers continue to focus on at-home dining instead of foodservice venues. During our seasonally soft fiscal fourth quarter of 2020, pricing was lower than expected during the back half of the quarter primarily related to reduced exports to Asia due to the COVID-19 pandemic. We continue to be a leader in foodservice and exports and are well positioned once dining-out improves from COVID-19 vaccine distribution.”

Mr. Edwards continued, “In real estate development, we have now closed 354 lots since inception, including 144 new lot closings in fiscal 2020 and Lennar, one of our primary builders, recently announced they expect additional lot closings of 76 residential units by the end of June 2021. Based on these stronger than expected homebuilding results throughout fiscal 2020, we now have annual visibility on the expected $80 million of cash distributions from Harvest at Limoneira during the next six years beginning in fiscal 2022. The expected cash distributions do not include the potential upside from increased density in housing at Harvest at Limoneira as well as the potential opportunity of a medical campus in our East Area 2 development. We expect to be in a position to provide greater transparency on these opportunities this year.”

Fiscal Year 2020 Fourth Quarter Results

For the fourth quarter of fiscal year 2020, total net revenue was $29.8 million, compared to total net revenue of $36.5 million in the fourth quarter of the previous fiscal year. Agribusiness revenue was $28.6 million, compared to $35.3 million in the fourth quarter of last fiscal year. Other operations revenue was similar to the prior fiscal year at $1.1 million in the fourth quarter.

Agribusiness revenue for the fourth quarter of fiscal year 2020 includes $13.3 million in fresh lemon sales, compared to $17.0 million of fresh lemon sales during the same period of fiscal year 2019. The decrease was primarily the result of COVID-19 pandemic related food service closures and COVID-19 pandemic related lower export demand, which resulted in lower average per carton prices in the fourth quarter of fiscal year 2020. Approximately 787,000 cartons of fresh lemons were sold in aggregate during the fourth quarter of fiscal year 2020 at a $17.00 average price per carton compared to approximately 793,000 cartons sold at a $21.46 average price per carton during the fourth quarter of fiscal year 2019. The Company recognized $0.5 million of avocado revenue in the fourth quarter of fiscal year 2020, compared to $2.3 million in the same period last fiscal year. Approximately 0.5 million pounds of avocados were sold during the fourth quarter of fiscal year 2020 at a $0.99 average price per pound, compared to no avocados sold during the fourth quarter of fiscal year 2019. The year-over-year decrease in avocado revenue was due to receipt of crop insurance proceeds in the fourth quarter of 2019.

The Company recognized $0.5 million of orange revenue in the fourth quarter of fiscal year 2020, compared to $2.1 million in the same period of fiscal year 2019. The decrease was primarily attributable to lower brokered fruit sales. Specialty citrus and other crop revenues were $2.0 million in the fourth quarter of fiscal year 2020, compared to $2.1 million in the fourth quarter of fiscal year 2019.

Total costs and expenses for the fourth quarter of fiscal year 2020 were $39.3 million compared to $40.1 million in the fourth quarter of last fiscal year. The fourth quarter of fiscal year 2020 experienced a decrease in agribusiness costs and selling, general and administrative expenses partially offset by a decrease in gains from asset disposals.

Operating loss for the fourth quarter of fiscal year 2020 was $9.5 million, compared to operating loss of $3.6 million in the fourth quarter of the previous fiscal year.

Net loss applicable to common stock, after preferred dividends, for the fourth quarter of fiscal year 2020 was $7.6 million, compared to net loss of $3.2 million in the fourth quarter of fiscal year 2019. Net loss per diluted share for the fourth quarter of fiscal year 2020 was $0.43 compared to net loss per diluted share of $0.18 for the same period of fiscal year 2019.

Adjusted EBITDA was a loss of $6.6 million in the fourth quarter of fiscal year 2020, compared to a loss of $2.1 million in the same period of fiscal year 2019. A reconciliation of adjusted EBITDA to net income is provided at the end of this release.

Fiscal Year 2020 Results

For the fiscal year, ended October 31, 2020, revenue was $164.6 million, compared to $171.4 million for the fiscal year ended October 31, 2019. Operating loss for the fiscal year 2020 was $19.0 million, compared to operating loss of $5.5 million for the fiscal year 2019. Net loss applicable to common stock, after preferred dividends, was $16.9 million for the fiscal year 2020, compared to net loss of $6.4 million for the fiscal year 2019. Net loss per diluted share for the fiscal year 2020 was $0.96, compared to a net loss per diluted share of $0.37 for the fiscal year 2019.

Excluding the loss on stock in Calavo, non-cash equity in earnings of Limoneira Lewis Community Builders, LLC ("LLCB") and loss on asset disposals for the fiscal year 2020, adjusted net loss applicable to common stock was $12.2 million compared to adjusted net loss applicable to common stock of $7.8 million for the fiscal year 2019. Excluding the loss on stock in Calavo, non-cash equity in earnings of LLCB and loss on asset disposals in fiscal year 2020, adjusted net loss per diluted share was $0.69 compared to adjusted net loss per diluted share of $0.45 for the fiscal year 2019, based on approximately 17.6 million weighted average diluted common shares outstanding for both years.

Adjusted EBITDA for the fiscal year 2020 was a loss of $6.7 million compared to income of $1.9 million in the same period last year. A reconciliation of adjusted EBITDA to net income is provided at the end of this release.

Balance Sheet and Liquidity

During the fiscal year ended October 31, 2020, net cash used in operating activities was $11.3 million, compared to net cash provided by operating activities of $1.4 million in the prior fiscal year. For the fiscal year ended October 31, 2020, net cash provided by investing activities was $3.8 million, compared to net cash used in investing activities of $23.7 million in the prior fiscal year. Net cash provided by financing activities was $7.4 million for the fiscal year ended October 31, 2020, compared to $22.4 million in the same period last fiscal year.

On March 12, 2020, the Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $10.0 million of its outstanding shares of common stock through March 2021. During the quarter ended October 31, 2020, the Company repurchased 208,877 shares for approximately $2.9 million and in fiscal year 2020 repurchased 250,977 shares for approximately $3.5 million. As of October 31, 2020, the remaining authorization under this program is approximately $6.5 million. Long-term debt as of October 31, 2020 was $122.6 million, compared to $105.9 million at the end of fiscal year 2019.

During the fiscal year ended October 31, 2020, the Company recorded a $1.9 million income tax benefit from the Coronavirus Aid, Relief, and Economic Security (CARES) Act and applied for a total of $6.7 million of federal and state income tax refunds. The Company received $0.8 million of these refunds in October 2020 and $5.0 million in December 2020.

Real Estate Development and Property Sales

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, named Harvest at Limoneira, broke ground to commence mass grading on November 8, 2017. Project plans include approximately 632 residential units in Phase 1. In the fiscal year 2020, the joint venture closed the sales of residential lots representing 144 residential units and announced that one of the primary builders will be offering a new concept of Harvest at Limoneira single-story residences. Through October 31, 2020, the joint venture has closed the sales of residential lots representing 354 residential units. Over the life of this project, the joint venture will have approximately 1,500 total residential units built and sold.

In the first quarter of fiscal year 2020, the Company entered into an agreement to sell its Sevilla property for $2.7 million, which is expected to close in fiscal year 2021. After transaction and other costs, the Company expects to receive proceeds of approximately $2.6 million and recognize an immaterial gain upon closing. At October 31, 2020, the $2.5 million carrying value of the property was classified as held for sale and included in prepaid expenses and other current assets.

On August 26, 2020, the Company closed on the sale of its agribusiness property referred to as “Lindsay Central Valley” located in Lindsay, California. The Lindsay property consists of 291 acres of orange and specialty citrus groves located in the Central Valley of California. Limoneira determined during its continuous review of its strategic initiatives, that this property was not aligned with the Company’s other orange and specialty citrus properties. The Company received approximately $6.0 million in net proceeds in August 2020 and recorded a one-time, non-cash loss of approximately $0.4 million in fiscal year 2020 related to this sale.

COVID-19 Pandemic

Limoneira is continuing to closely monitor the impact of the COVID-19 pandemic and is taking actions to ensure its ability to safeguard the health of its employees, maintain the ability to serve customers and manage its financial performance and liquidity. The COVID-19 pandemic has had an adverse impact on the industries and markets the Company serves. In particular, lemon markets in the United States and certain Asian countries have seen a significant decline in volume due to the loss of food service demand caused by temporary restaurant and bar closures. The export market for fresh lemons has also significantly declined due to COVID-19 pandemic impacts.

Limoneira’s retail food and club grocery business has performed significantly better than expectations during this period and fared better than its foodservice business, which has suffered from closures of full-service restaurants, quick service restaurants and bar business due to the COVID-19 pandemic. In an effort to offset the declines from foodservice, the Company has pivoted heavily toward retail food and club grocery and picked up additional accounts during the full year ended October 31, 2020. While the duration of these trends and the magnitude of such impacts cannot be estimated at this time, as they are affected by a number of factors outside management’s control, the Company is strengthening its position as its foodservice business begins to come back.

Guidance

The COVID-19 pandemic continues to affect the Company’s food service business on a global basis. The Company believes it is prudent to not provide lemon guidance at this time until the COVID-19 vaccine is widely distributed. Management believes orange and avocado revenue in fiscal 2021 will be strong due to market factors and positive initial crop indicators.

The Company expects to receive $80 million from Harvest at Limoneira during the next six fiscal years, beginning in fiscal 2022.

Current Harvest at Limoneira Cash Flow Projections

Fiscal Years	2021	2022	2023	2024	2025	2026
Projected Distributions	Neutral	$3 Million	$15 Million	$27 Million	$25 Million	$10 Million

Looking beyond fiscal year 2020, the Company has an additional 1,200 acres of non-bearing lemons estimated to become full bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects 200 of the 1,200 acres to become full bearing in fiscal year 2021. Beyond these 1,200 acres, Limoneira intends to plant an additional 250 acres of lemons in the next two years that it believes will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase its domestic supply of Limoneira-owned lemons from its 2020 level by approximately 50%, or about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results today at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. and international callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through January 25, 2021, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13714162.

About Limoneira Company

Limoneira Company, a 127-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lç moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investor:
John Mills
Managing Partner
ICR 646-277-1254

Corporate Communications:
Michael Gonzales
Marketing Manager
Limoneira Company
805-525-5541 ext. 1069

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal years 2020 and beyond, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	October 31,
	2020	2019
Assets
Current assets:
Cash	$501	$616
Accounts receivable, net	16,261	15,114
Cultural costs	6,865	7,223
Prepaid expenses and other current assets	10,688	8,153
Receivables/other from related parties	2,294	2,985
Income taxes receivable	5,911	979
Total current assets	42,520	35,070
Property, plant and equipment, net	242,649	248,114
Real estate development	21,636	17,602
Equity in investments	61,214	58,223
Investment in Calavo Growers, Inc.	—	17,346
Goodwill	1,535	1,839
Intangible assets, net	11,309	12,407
Other assets	8,737	9,266
Total assets	$389,600	$399,867

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,838	$4,974
Growers payable	8,126	14,500
Accrued liabilities	7,947	8,261
Payables to related parties	6,273	906
Current portion of long-term debt	3,277	3,023
Total current liabilities	31,461	31,664
Long-term liabilities:
Long-term debt, less current portion	122,571	105,892
Deferred income taxes	22,430	24,346
Other long-term liabilities	6,568	5,467
Total liabilities	183,030	167,369
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at October 31, 2020 and 2019) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at October 31, 2020 and 2019) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders' equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at October 31, 2020 and 2019)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 17,857,707 and 17,756,180 shares issued and 17,606,730 and 17,756,180 shares outstanding at October 31, 2020 and 2019, respectively)	179	178
Additional paid-in capital	162,084	160,254
Retained earnings	30,797	53,089
Accumulated other comprehensive loss	(7,548)	(7,255)
Treasury stock, at cost, 250,977 shares at October 31, 2020	(3,493)	—
Noncontrolling interest	13,741	15,422
Total stockholders' equity	195,760	221,688
Total Liabilities and Stockholders' Equity	$389,600	$399,867

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2020	2019	2020	2019
Net revenues:
Agribusiness	$28,628	$35,295	$159,937	$166,549
Other operations	1,145	1,181	4,622	4,849
Total net revenues	29,773	36,476	164,559	171,398
Costs and expenses:
Agribusiness	32,482	33,631	157,281	152,372
Other operations	1,108	1,170	4,504	4,439
(Gain) loss on sale and disposal of property assets	(17)	(1,069)	502	(1,069)
Selling, general and administrative	5,723	6,351	21,280	21,170
Total costs and expenses	39,296	40,083	183,567	176,912
Operating loss	(9,523)	(3,607)	(19,008)	(5,514)
Other expense:
Interest income	51	60	362	207
Interest expense	(648)	(881)	(2,048)	(2,341)
Equity in (loss) earnings of investments	(2)	624	339	3,073
Loss on stock in Calavo Growers, Inc.	—	(44)	(6,299)	(2,117)
Other income, net	(27)	(246)	219	129
Total other expense	(626)	(487)	(7,427)	(1,049)

Loss before income tax benefit	(10,149)	(4,094)	(26,435)	(6,563)

Income tax benefit	2,618	881	8,494	1,097
Net loss	(7,531)	(3,213)	(17,941)	(5,466)
Loss (income) attributable to noncontrolling interest	97	138	1,506	(477)
Net loss attributable to Limoneira Company	(7,434)	(3,075)	(16,435)	(5,943)
Preferred dividends	(125)	(125)	(501)	(501)
Net loss applicable to common stock	$(7,559)	$(3,200)	$(16,936)	$(6,444)

Basic net loss per common share	$(0.43)	$(0.18)	$(0.96)	$(0.37)

Diluted net loss per common share	$(0.43)	$(0.18)	$(0.96)	$(0.37)

Weighted-average common shares outstanding-basic	17,617,000	17,597,000	17,666,000	17,580,000
Weighted-average common shares outstanding-diluted	17,617,000	17,597,000	17,666,000	17,580,000

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes loss on stock in Calavo, LLCB earnings in equity investment, sale and disposal of property assets and impairments on real estate development assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. In addition, we have presented adjusted net loss attributable to Limoneira Company and adjusted net loss per common share attributable to Limoneira Company to reflect the exclusion of loss on stock in Calavo, LLCB loss (earnings) in equity investment and sale and disposal of property assets. This presentation is an important measure to evaluate the Company's results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. The Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

EBITDA and adjusted EBITDA are summarized and reconciled to net loss attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2020	2019	2020	2019
Net loss attributable to Limoneira Company	$(7,434)	$(3,075)	$(16,435)	$(5,943)
Interest income	(51)	(60)	(362)	(207)
Interest expense	648	881	2,048	2,341
Income tax benefit	(2,618)	(881)	(8,494)	(1,097)
Depreciation and amortization	2,542	2,306	10,097	8,633
EBITDA	(6,913)	(829)	(13,146)	3,727
Loss on stock in Calavo Growers, Inc.	—	(19)	6,299	2,054
LLCB loss (earnings) in equity investment, net	281	(297)	(326)	(2,870)
(Gain) loss on sale and disposal of property assets	(17)	(991)	502	(991)
Adjusted EBITDA	$(6,649)	$(2,136)	$(6,671)	$1,920

The following is a reconciliation of net loss attributable to Limoneira Company to adjusted net loss attributable to Limoneira Company (in thousands, except share amounts):

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2020	2019	2020	2019
Net loss attributable to Limoneira Company	$(7,434)	$(3,075)	$(16,435)	$(5,943)
Preferred dividends and effect of unvested, restricted stock	(137)	(138)	(545)	(552)
Net loss for basic EPS	(7,571)	(3,213)	(16,980)	(6,495)
(Gain) loss on stock in Calavo	—	(19)	6,299	2,054
LLCB loss (earnings) in equity investment	281	(297)	(326)	(2,870)
(Gain) loss on sale and disposal of property assets	(17)	(991)	502	(991)
Tax effect of adjustments at federal and state rates	(70)	343	(1,709)	469
Adjusted net loss attributable to Limoneira Company	$(7,377)	$(4,177)	$(12,214)	$(7,833)

Adjusted net loss for diluted EPS	$(7,377)	$(4,177)	$(12,214)	$(7,833)

Actual:
Basic net loss per common share	$(0.43)	$(0.18)	$(0.96)	$(0.37)
Diluted net loss per common share	$(0.43)	$(0.18)	$(0.96)	$(0.37)

Weighted-average common shares outstanding-basic	17,617,000	17,597,000	17,666,000	17,580,000
Weighted-average common shares outstanding-diluted	17,617,000	17,597,000	17,666,000	17,580,000
Adjusted:
Basic net loss per common share	$(0.42)	$(0.24)	$(0.69)	$(0.45)
Diluted net loss per common share	$(0.42)	$(0.24)	$(0.69)	$(0.45)

Weighted-average common shares outstanding-basic	17,617,000	17,597,000	17,666,000	17,580,000
Weighted-average common shares outstanding-diluted	17,617,000	17,597,000	17,666,000	17,580,000

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended October 31, 2020
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$23,919	$1,661	$—	$483	$2,565	$28,628
Intersegment revenue	—	4,931	(4,931)	—	—	—
Total net revenues	23,919	6,592	(4,931)	483	2,565	28,628
Costs and expenses	24,818	7,638	(4,931)	597	2,132	30,254
Depreciation and amortization	—	—	—	—	—	2,228
Operating (loss) income	$(899)	$(1,046)	$—	$(114)	$433	$(3,854)

	Agribusiness Segment Information for the Three Months Ended October 31, 2019
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$26,252	$2,340	$—	$2,329	$4,374	$35,295
Intersegment revenue	—	4,609	(4,609)	—	—	—
Total net revenues	26,252	6,949	(4,609)	2,329	4,374	35,295
Costs and expenses	25,348	4,667	(4,609)	328	5,825	31,559
Depreciation and amortization	—	—	—	—	—	2,072
Operating income (loss)	$904	$2,282	$—	$2,001	$(1,451)	$1,664

Fresh Lemons	Q4 2020	Q4 2019	Lemon Packing	Q4 2020	Q4 2019
United States:			Cartons sold	787	793

Acres harvested	3,600	3,800	Revenue	$6,592	$6,949
Limoneira cartons sold	335	295	Direct costs	7,638	4,667
Third-party grower cartons sold	452	498	Operating income	$(1,046)	$2,282
Average price per carton	$17.00	$21.46
Argentina:			Avocados	Q4 2020	Q4 2019

Acres harvested	1,200	1,200	Pounds sold	487	—
Cartons sold	190	136	Average price per pound	$0.99	$—
Average price per carton	$10.02	$20.46
			Other Agribusiness	Q4 2020	Q4 2019
Lemon shipping and handling	$1,700	$2,300	Orange cartons sold	8	44
Lemon by-product sales	$500	$900	Average price per carton	$68.88	$50.64
Other lemon sales	$10,100	$8,400	Specialty citrus cartons sold	—	—
Chilean lemon sales	$1,100	$500	Average price per carton	$—	$—

Agribusiness costs and expenses	Q4 2020	Q4 2019
Packing costs	$8,266	$8,046
Harvest costs	3,164	3,739
Growing costs	5,552	6,295
Third-party grower costs	13,272	13,479
Depreciation and amortization	2,228	2,072
Agribusiness costs and expenses	$32,482	$33,631